UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DYNEGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 18, 2010

Dear Stockholder:

On or about October 4, 2010, we mailed to you a definitive proxy statement relating to a special meeting of stockholders of Dynegy Inc., which we refer to as the Company, called for the purpose of considering and voting upon a proposal to adopt the merger agreement providing for the acquisition of the Company by an affiliate of The Blackstone Group L.P., as well as a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time the special meeting is convened to approve the proposal to adopt the merger agreement.

I am pleased to report that, on November 16, 2010, the merger agreement was amended to increase the consideration payable to stockholders of the Company from $4.50 per share in cash to $5.00 per share in cash.

The increased $5.00 per share price represents an approximately 80% premium to Dynegy’s closing share price on August 12th, the day prior to the announcement of the original transaction, and an approximately 88% premium to the $2.66 per share value that ISS, the leading independent proxy advisory firm, has estimated that Dynegy would be worth on a per share basis if the merger does not occur. The increased consideration also represents an 11.1% premium to Blackstone’s original offer. Blackstone has stated that this offer is “best and final”.

The special meeting of stockholders of the Company, which we refer to as the special meeting, was duly and properly convened on November 17, 2010 at 10:00 a.m. Central time, at the Company’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002 and was recessed until 3:30 p.m. Central time on Tuesday, November 23, 2010. The voting polls are open and votes are being accepted until the polls close at 4:00 p.m. Central time on Tuesday, November 23, 2010.

If you have already voted and would like to change or revoke your vote, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, which must be filed with the Corporate Secretary by the time voting polls are closed at 4:00 p.m., Central time on Tuesday, November 23, 2010, or by attending the special meeting and voting in person.

The board of directors of the Company has determined that the merger is fair to, and in the best interests of, the Company and its stockholders, and has approved and declared advisable the amended merger agreement and the merger and the other transactions contemplated by the amended merger agreement. The Company’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the amended merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement.

The record date for the special meeting has not changed and will remain October 1, 2010. This means that only stockholders of record of the Company’s common stock at the close of business on October 1, 2010 are entitled to vote on the proposals at the special meeting.

Your vote is very important. The board of directors of the Company recommends that stockholders vote FOR the proposal to adopt the amended merger agreement today—by telephone, by Internet or by signing, dating and returning the Company’s WHITE proxy card. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the amended merger agreement.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about the Company and the amended merger agreement. Please read this document carefully and in its entirety. We also encourage you to review carefully the definitive proxy statement, as supplemented, that was previously sent to you. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or by e-mailing dynegy@mackenziepartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Bruce A. Williamson

Chairman of the Board, President and

Chief Executive Officer

This supplement is dated November 18, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDED MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER AND THE NRG SALE, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

EXPLANATORY NOTE

This supplement to the Definitive Proxy Statement on Schedule 14A filed by Dynegy Inc., or the Company, we or us, with the Securities and Exchange Commission, which we refer to as the SEC, on October 4, 2010, which we refer to together with the supplement filed with the SEC on November 8, 2010 as the definitive proxy statement, is being provided to you because the Company has entered into Amendment No. 1 to the Agreement and Plan of Merger, dated November 16, 2010, by and among the Company, Denali Parent Inc., which we refer to as Parent, and Denali Merger Sub Inc., which we refer to as Merger Sub. This supplement, the annexes to this supplement and the documents referred to in this supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement are not otherwise modified, supplemented or amended.

In this supplement, we refer to the Agreement and Plan of Merger, dated as of August 13, 2010, among the Company, Parent and Merger Sub, as the original merger agreement, and Amendment No. 1 to the Agreement and Plan of Merger, dated November 16, 2010, as the November 16 amendment, and the original merger agreement, as amended by the November 16 amendment, as the amended merger agreement. We refer to the merger of Merger Sub with and into the Company pursuant to the amended merger agreement as the merger. We also refer to the Purchase and Sale Agreement, dated as of August 13, 2010, as it may be amended from time to time, between NRG Energy, Inc., which we refer to as NRG, and Merger Sub, as the NRG PSA, and NRG’s purchase of four of our natural gas-fired assets from the surviving corporation of the merger as the NRG sale.

ADDITIONAL QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the amended merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this supplement, the annexes to this supplement, the definitive proxy statement, the annexes to the definitive proxy statement, and the documents referred to in this supplement and in the definitive proxy statement, each of which you should read carefully and in its entirety. You may obtain the information incorporated by reference in this supplement without charge by following the instructions under “Where You Can Find More Information” below.

Q.	Why are you filing this supplement to the definitive proxy statement?

A.	We are filing this supplement to the definitive proxy statement because on November 16, 2010, the Company, Parent and Merger Sub entered into the November 16 amendment. This supplement provides information about the November 16 amendment and updates the definitive proxy statement.

Q.	What is the effect of the November 16, 2010 amendment to the original merger agreement?

A.	The November 16 amendment increases the consideration to be paid to the Company’s stockholders for their shares of Company common stock, which we refer to as our common stock, if the merger is completed to $5.00 per share in cash, without interest, which we refer to as the amended per share merger consideration, less any applicable withholding taxes, from $4.50 per share in cash, without interest, which we refer to as the original per share merger consideration, less any applicable withholding taxes.

The November 16 amendment also requires the Company to pay Parent a termination fee equal to $16.3 million, in the event that both:

•

the amended merger agreement is terminated by either Parent or the Company because either (a) a meeting of holders of record of our common stock to consider and vote on the amended merger agreement, which we refer to as the special meeting, is held and completed and the amended merger agreement is not adopted or (b) the merger is not consummated by February 13, 2011, which we refer to as the termination date and which may be extended by Parent or the Company to May 13, 2011 if any of the conditions to the closing of the merger are not fulfilled or waived but remain capable of being satisfied on February 13, 2011, and the amended merger agreement has not been adopted by our stockholders prior to such termination, and

•	within 18 months of such termination, the Company consummates an alternative acquisition proposal having an aggregate value of more than $4.50 per share.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the amended per share merger consideration of $5.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the General Corporation Law of Delaware with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $500.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the amended per share merger consideration compare to the market price of our common stock prior to announcement of the original merger agreement?

A.	The amended per share merger consideration represents a premium of approximately 80% to the closing share price of our common stock on August 12, 2010, the last trading day prior to the public announcement of the original merger agreement, and a premium of approximately 40% to the average closing share price of our common stock during the 30-day trading period ended on August 12, 2010.

Q:	Has any other person made an offer or proposal to acquire the Company since the August 13, 2010 announcement of the original merger agreement?

A.	No. During the “go-shop” period provided for under the original merger agreement that ended at 11:59 p.m. (Eastern time) on September 22, 2010, the Company’s financial advisors contacted 42 parties to determine whether they would be interested in exploring a transaction with the Company that would be superior to the merger. Of the 42 parties contacted, eight entered into confidentiality agreements with the Company and were provided access to certain non-public information regarding the Company. Despite this broad solicitation of interest, the Company did not receive any acquisition proposals during the “go-shop” period, and the Company has not received any acquisition proposals after the “go-shop” period.

Q.	When and where is the special meeting?

A.	The special meeting was duly and properly convened on November 17, 2010 at 10:00 a.m. Central time, at the Company’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002 and was recessed until 3:30 p.m. Central time on Tuesday, November 23, 2010. The voting polls are open and votes are being accepted until the polls close at 4:00 p.m. Central time on Tuesday, November 23, 2010.

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, which must be filed with the Corporate Secretary by the time voting polls are closed at 4:00 p.m., Central time, on Tuesday, November 23, 2010, or by attending the special meeting and voting in person.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors of the Company recommends that stockholders vote “FOR” the proposal to adopt the amended merger agreement and “FOR” the adjournment proposal today—by telephone, by Internet or by signing, dating and returning the Company’s WHITE proxy card.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the amended merger agreement?

A.	Approval of the proposal to adopt the amended merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the amended merger agreement is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the amended merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of our common stock as of the close of business on October 1, 2010, which we refer to as the record date, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the amended per share merger consideration to the person to whom you transfer your shares.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this supplement, the definitive proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or by e-mailing dynegy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This supplement to the definitive proxy statement, and the documents to which we refer you in this supplement, as well as oral statements made or to be made by us, contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. All statements included or incorporated by reference in this supplement, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate”, “estimate”, “project”, “forecast”, “plan”, “may”, “will”, “should”, “expect” and other words of similar meaning identify these forward-looking statements, which appear in a number of places in this supplement (and the documents to which we refer you in this supplement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this supplement relates, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the amended merger agreement or the NRG PSA, including a termination of the amended merger agreement under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity financing set forth in the amended equity commitment letter received in connection with the amended merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including receipt of required regulatory approvals and the satisfaction or waiver of the conditions to the obligations of NRG and Merger Sub to effect the NRG sale under the NRG PSA (other than those that by their nature are to be satisfied at the closing of the NRG sale, and the condition relating to the consummation of the merger);

•	the failure of the merger to close for any other reason;

•

risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the merger or the NRG sale;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the amended merger agreement and/or the NRG PSA;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the amended merger agreement;

•	limitations on our ability to utilize the Company’s previously incurred federal net operating losses or alternative minimum tax credits;

•	the effect of the announcement of the merger or the NRG sale on our business relationships, standing with regulators, operating results and business generally; and

•	the amount of the costs, fees, expenses, impairments, and other charges related to the merger and the NRG sale.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” below). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

SUMMARY OF THE AMENDMENT TO THE MERGER AGREEMENT

This section describes the material terms of the November 16 amendment. The description in this section and elsewhere in this supplement is qualified in its entirety by reference to the complete text of the November 16 amendment, a copy of which is attached as Annex A and is incorporated by reference into this supplement. This summary does not purport to be complete and may not contain all of the information about the November 16 amendment that is important to you. Accordingly, we encourage you to read carefully the November 16 amendment, which is attached to this supplement as Annex A, as well as the merger agreement, this entire supplement, the annexes to this supplement, and the documents referred to in this supplement, the definitive proxy statement, as supplemented, the annexes to the definitive proxy statement, and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this supplement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Explanatory Note Regarding Amendment No. 1 to the Merger Agreement

The November 16 amendment is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this supplement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the amended merger agreement. The representations, warranties and covenants made in the amended merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the amended merger agreement. In particular, in your review of the representations and warranties contained in the amended merger agreement, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the amended merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the amended merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the original merger agreement, which disclosures were not reflected in the original merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this supplement or the date of the definitive proxy statement, may have changed since the date of the merger agreement or the November 16 amendment and subsequent developments or new information qualifying a representation or warranty may have been included in this supplement.

Amendment No. 1 to the Merger Agreement

The November 16 amendment increases the consideration to be paid to the Company’s stockholders for their shares of our common stock if the merger is completed to $5.00 per share in cash, without interest, less any applicable withholding taxes, from $4.50 per share in cash, without interest, less any applicable withholding taxes.

The November 16 amendment also requires the Company to pay Parent a termination fee equal to $16.3 million, in the event that both:

•

the amended merger agreement is terminated by either Parent or the Company because either (a) the special meeting is held and completed and the amended merger agreement is not adopted or (b) the merger is not consummated by the termination date and the amended merger agreement has not been adopted by our stockholders prior to such termination, and

•

within 18 months of such termination, the Company consummates an alternative acquisition proposal (with the references to 20% in the definition of “acquisition proposal” being replaced with references to “50%”) having an aggregate value of more than $4.50 per share.

In connection with the original merger agreement, Parent entered into a letter agreement, which we refer to as the original equity commitment letter, with Blackstone Capital Partners V, L.P., which we refer to as the guarantor, dated August 13, 2010, pursuant to which the guarantor committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $580 million. (For more information concerning the original equity commitment letter, see “The Merger—Financing of the Merger—Equity Financing” beginning on page 57 of the definitive proxy statement.) In connection with the November 16 amendment, Parent entered into an amended equity commitment letter with the guarantor, dated November 16, 2010, to increase the commitment of the guarantor to $640 million.

UPDATE TO THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This supplement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting on November 17, 2010, at 10:00 a.m. Central time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002, or at any postponement or adjournment thereof. The special meeting has been recessed until 3:30 p.m. Central time on Tuesday, November 23, 2010. At the special meeting, holders of our common stock have been asked to approve the proposal to adopt the amended merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time the special meeting is convened to approve the proposal to adopt the amended merger agreement. The voting polls are open and votes are being accepted until the polls close at 4:00 p.m. Central time on Tuesday, November 23, 2010.

Our stockholders must approve the proposal to adopt the amended merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the amended merger agreement, the merger will not occur.

Record Date

The record date for the special meeting has not changed. October 1, 2010 is the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were 120,788,770 shares of our common stock outstanding and entitled to vote at the special meeting. You will have one vote for each share of our common stock that you owned on the record date.

Vote Required

Approval of the proposal to adopt the amended merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the amended merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the amended merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the amended merger agreement, we anticipate that the merger will be completed shortly after the voting on the proposal to adopt the amended merger agreement is conducted. If our stockholders vote to approve the proposal to adopt the amended merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the amended merger agreement.

UPDATE TO THE BACKGROUND OF THE MERGER

The definitive proxy statement describes the background of the merger up to and including October 4, 2010, the date of the definitive proxy statement. The discussion below supplements that description.

On October 4, 2010, the Company filed the definitive proxy statement with the SEC and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy.

During the period beginning on October 4, 2010 and continuing until the date of this supplement, the Company filed several investor presentations and letters to stockholders with the SEC. An initial investor presentation was filed by the Company with the SEC on October 5, 2010, and two updates to that investor presentation were filed by the Company on October 19, 2010 and October 27, 2010, respectively. The Company also issued seven letters to stockholders, which were filed with the SEC on October 6, 2010, October 19, 2010, October 26, 2010, November 2, 2010, November 5, 2010, November 8, 2010 and November 9, 2010, respectively.

On October 7, 2010, Seneca Capital Investments, L.P. and certain of its affiliates, which we refer to collectively as Seneca, filed a Schedule 13D with the SEC disclosing that Seneca beneficially owned approximately 9.3% of our common stock. On October 12, Carl Icahn and certain of his affiliates, which we refer to collectively as Icahn, filed a Schedule 13D with the SEC disclosing that Icahn beneficially owned approximately 9.9% of our common stock. Each of Seneca and Icahn has filed several subsequent amendments to their respective Schedule 13Ds, and based on each of Seneca’s and Icahn’s most recent Schedule 13D amendments filed with the SEC as of the date of this supplement, Seneca beneficially owns approximately 9.3% of our common stock and Icahn beneficially owns approximately 14.9% of our common stock. Each of Seneca and Icahn have stated that it intends to vote against approval of the proposal to adopt the merger agreement.

On November 7, 2010, the Company entered into a memorandum of understanding, which we refer to as the MOU, with the plaintiffs regarding the settlement of the consolidated stockholder lawsuits filed in Texas state court and the consolidated stockholder lawsuits filed in the Delaware Court of Chancery. On November 8, 2010, the MOU and supplemental disclosures to the definitive proxy statement made in connection with the MOU were filed with the SEC. On or about November 9, 2010, the Company commenced mailing these supplemental disclosures to holders of our common stock as of the record date.

On the morning of November 8, 2010, the Company released its financial results for the quarter ended September 30, 2010. On November 9, 2010, the Company filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 with the SEC.

On November 8, 2010, the board of directors of the Company, which we refer to as the board of directors, held a meeting. Several members of senior management and representatives from MacKenzie Partners, Inc., the Company’s proxy solicitors, whom we refer to as MacKenzie, Sullivan & Cromwell LLP, the Company’s outside counsel, whom we refer to as Sullivan & Cromwell, Skadden Arps, Slate, Meagher & Flom LLP, the Company’s Texas outside litigation counsel, whom we refer to as Skadden; and Richards, Layton & Finger, a professional association, the Company’s outside Delaware litigation counsel, whom we refer to as Richards Layton, participated in this meeting. A representative from MacKenzie updated the board of directors on the proxy solicitation process. Senior management of the Company updated the board of directors on the status of regulatory approvals required by the original merger agreement and the NRG PSA. Representatives from Skadden and Richards Layton updated the board of directors on the settlement of the litigation described in the preceding paragraph. Senior management of the Company updated the board of directors on the operating results of the Company. At the conclusion of the meeting, the board of directors held an executive session with only representatives of Sullivan & Cromwell and members of the board of directors present.

Over the next week, representatives from the Company, Blackstone and their respective advisors discussed the proxy solicitation process on a daily basis. During this same time period, representatives from the Company requested an increase to the $4.50 per share merger consideration several times, but representatives from Blackstone did not accede to these requests.

On the morning of November 15, 2010, Blackstone issued a press release re-affirming Parent’s offer price of $4.50 per share as reflected in the original merger agreement. In the afternoon of November 15, 2010, representatives from the Company, Blackstone and their respective advisors, including MacKenzie, participated in a telephonic conference regarding the status of the proxy solicitation. During this conference call, representatives from MacKenzie discussed the possibility that, based on the then-current proxy solicitation results and revised stockholder ownership numbers as of such date, there was a material risk that the Company would not receive sufficient votes to approve the merger proposal at the special meeting. Following this conference call, representatives from the Company, Blackstone and their respective advisors held several discussions regarding the possibility of amending the original merger agreement to increase the original merger consideration. Later in the evening of November 15, 2010, representatives from Blackstone and Simpson Thacher & Bartlett LLP, Blackstone’s outside counsel and to whom we refer as Simpson Thacher, called representatives from the Company and Sullivan & Cromwell to propose (1) increasing the per share merger consideration to $4.75 per share in cash, (2) modifying the termination provisions of the original merger agreement to provide that the Company would be required to pay Parent the $50 million termination fee in the event that both (a) the merger agreement is terminated because either the merger agreement was not adopted by the Company’s stockholders or the merger was not consummated by the termination date and the merger agreement was not adopted by the Company’s stockholders at the time of such termination, and (b) the Company subsequently entered into an acquisition proposal within 18 months of such termination and (3) providing Blackstone with an option to convert the acquisition structure to a tender offer under certain circumstances. Representatives from Blackstone and Simpson Thacher also informed representatives of the Company and Sullivan & Cromwell that any increase in the original merger consideration was contingent on the Company giving stockholders additional time after the special meeting scheduled to occur on November 17 to consider the Blackstone proposal.

During the morning of November 16, 2010, Bruce Williamson, Chairman, President and Chief Executive Officer of the Company discussed Blackstone’s proposal with several non-management members of the board of directors, including the Company’s lead independent director, and Mr. Williamson, J. Kevin Blodgett, General Counsel and Executive Vice President – Administration of the Company, and representatives of Sullivan and Cromwell also separately discussed Blackstone’s proposal with the Company’s lead independent director. Following such discussions, representatives from Sullivan & Cromwell informed representatives from Blackstone and Simpson Thacher that the Company was not inclined to grant Blackstone the right to convert the acquisition structure to a tender offer as described above and the proposed increase of the merger consideration to $4.75 per share in cash was not sufficient to justify the proposed modifications to the merger agreement, but that in connection with an acceptable price increase, it was likely that the board of directors would support an agreement by the Company to use its reasonable best efforts to provide additional time for the Company’s stockholders to consider the Blackstone proposal, and the payment by the Company of a termination fee in the additional circumstances proposed by Blackstone, if the amount of the termination fee was reduced to $16.3 million and if the acquisition proposal that was a prerequisite to the payment of the termination fee was at a price per share above the revised merger consideration. Following this discussion, representatives of Blackstone and Simpson Thacher informed representatives of the Company and Sullivan & Cromwell that Blackstone would agree to increase the merger consideration to $5.00 per share in cash and that the additional circumstance described above in which the termination fee described above would be payable would only require such payment if the acquisition proposal that was a prerequisite to the payment of the termination fee had a value above $4.50 per share. Based upon their conversations with the Company’s lead independent director, representatives of the Company, including Mr. Williamson, and Sullivan & Cromwell advised Blackstone that they believed such a proposal was likely to receive the support of the board of directors and Blackstone subsequently issued a press release stating that it had offered to increase the merger consideration to $5.00 per share in cash, subject to amendments to the merger agreement. Representatives from Simpson Thacher thereafter sent representatives of Sullivan & Cromwell a draft merger agreement amendment to reflect Blackstone’s proposal.

In the late afternoon of November 16, 2010, the board of directors held a meeting to discuss the Blackstone proposal. Several members of senior management and representatives from Greenhill & Co., LLC, which we refer to as Greenhill, and Goldman, Sachs & Co., which we refer to as Goldman Sachs and which we refer to together as the financial co-advisors, Sullivan & Cromwell, MacKenzie, Skadden, and Richards Layton participated in this meeting. Representatives from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law, as well as the terms of the draft amended merger agreement amendment. Representatives from MacKenzie provided the board of directors with an update on the proxy solicitation process. Senior management and representatives of Greenhill, Goldman Sachs and Sullivan & Cromwell updated the board of directors on the Blackstone proposal. Each of Greenhill and Goldman Sachs delivered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion), to the effect that, as of November 16, 2010, and based on and subject to various assumptions and limitations described in its written opinion, the per share merger consideration of $5.00 to be received in cash by holders of the Company common stock (excluding Parent, Merger Sub and any of their affiliates, in the case of the Greenhill opinion) pursuant to the amended merger agreement was fair, from a financial point of view, to such holders. Following these discussions, the board of directors determined for the reasons detailed in “Reasons for the Merger; Recommendation of the Board of Directors” below that approving the terms contained in the revised Blackstone proposal at a price of $5.00 per share in cash was in the best interests of the Company’s stockholders. Thereafter, the board of directors determined that the merger is fair to and in the best interests of the Company and its stockholders; approved and declared advisable the amended merger agreement, the merger and the transactions contemplated thereby; resolved that the amended merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders; and recommended that the stockholders of the Company vote to adopt the amended merger agreement, with one director, Victor Grijalva, abstaining.

In the evening of November 16, 2010, Parent, Merger Sub and the Company executed the November 16 amendment, and on November 17, 2010, the Company issued a press release announcing the execution of the November 16 amendment.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

At a meeting held on November 16, 2010, the board of directors (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the amended merger agreement and the merger and the other transactions contemplated by the amended merger agreement, (iii) resolved that the amended merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders and (iv) recommended that our stockholders vote to adopt the amended merger agreement.

In evaluating the November 16 amendment, the board of directors consulted with our management team, as well as our outside legal and financial advisors, and considered a number of factors. In reaching its decision, the board of directors re-examined and reconsidered the matters described in “THE MERGER—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 35 of the definitive proxy statement and, in addition, considered, in consultation with its financial and legal advisors, the following additional factors and potential benefits of the merger, each of which the board of directors believed supported its decision (not necessarily in any relative order of importance):

•

the amended $5.00 per share cash consideration provides an opportunity for holders of our common stock to realize $0.50 per share of additional cash value above the original $4.50 per share cash consideration;

•

the fact that the Company was obtaining for our stockholders the opportunity to consider the amended merger consideration that was increased by $0.50 per share from the original merger consideration in exchange for an agreement to pay Blackstone a $16.3 million termination fee (less than $0.14 per share) contingent upon either party terminating the amended merger agreement because either the special meeting is held and completed and the amended merger agreement is not adopted or the merger is not consummated by the termination date and the stockholders have not adopted the amended merger agreement at the time of termination, and, in each case, the Company consummating an acquisition transaction with a third party at a price greater than $4.50 per share within 18 months of termination of the amended merger agreement;

•

the fact that the increase in merger consideration was, because of the proximity of the increase to the date of the special meeting, linked to a delay in the conclusion of voting on the proposal to adopt the merger agreement, which would give stockholders a more reasonable amount of time to consider the higher amended merger consideration, the Company time to solicit additional votes in favor of the proposal to adopt the amended merger agreement and potentially give a third party interested in making a proposal to acquire the Company (although the Company is not aware of any such third party) additional time within which to do so, and the delay also gives stockholders an opportunity to consider the information in this supplement;

•

the fact that the increase in merger consideration would provide an incentive to any third party that might make a proposal to acquire the Company (although the Company is not aware of any such third party) to do so at a price in excess of $5.00 per share, rather than in excess of $4.50 per share;

•

the presentation to the board of directors on November 16, 2010 and financial analyses reviewed therewith of the financial co-advisors and the opinions, each dated November 16, 2010, of each of Greenhill and Goldman Sachs delivered to the board of directors to the effect that, as of November 16, 2010 and based on and subject to various assumptions and limitations described in its written opinion, the amended per share merger consideration to be received in cash by holders of the Company common stock (excluding Parent, Merger Sub and any of their affiliates, in the case of the Greenhill opinion) pursuant to the amended merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the captions “Opinions of Financial Co-Advisors—Opinion of Greenhill & Co., LLC” below and “Opinions of Financial Co-Advisors—Opinion of Goldman, Sachs & Co.” below;

•	the fact that the amended per share merger consideration represents:

•

a premium of approximately 40% to the average closing share price of our common stock during the 30-day trading period ended on August 12, 2010, the last trading day prior to the public announcement of the merger agreement; and

•	a premium of approximately 80% to the closing share price of our common stock on August 12, 2010;

•	the review by the board of directors, in consultation with its legal and financial advisors, of the terms of the November 16 amendment;

•

the fact that, despite having the financial co-advisors contact 42 parties during the “go-shop” period provided for under the original merger agreement that ended at 11:59 p.m. (Eastern time) on September 22, 2010, and entering into confidentiality agreements with eight of those parties, the Company did not receive any acquisition proposals during the “go-shop” period, and the Company has not received any acquisition proposals after the “go-shop” period; and

•

the fact that, based on updated commodity curves as of October 29, 2010 (which used commodity pricing assumptions through 2012 based upon October 29, 2010 price curves, and commodity pricing assumptions after 2012 based upon October 29, 2010 price curves and adjusted based upon management’s fundamental outlook), the Company’s “Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts” are projected to be approximately negative $1.642 billion through the end of calendar year 2015, which reflects a deterioration of approximately $530 million in “Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts” as compared to the Company’s projections considered by the board of directors and financial co-advisers in connection with the approval of the original merger agreement by the board of directors, which were based upon June 7, 2010 price curves.

In considering the November 16 amendment, the board of directors also considered that the contingent termination fee payable to Blackstone could, in a subsequent transaction where our stockholders receive consideration of more than $4.50 per share, reduce the consideration payable to stockholders by the amount of the termination fee, or approximately $0.14 per share.

OPINIONS OF FINANCIAL CO-ADVISORS

Opinion of Greenhill & Co., LLC

On November 16, 2010, at a meeting of the board of directors held to consider the Blackstone proposal, Greenhill rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated November 16, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the amended per share merger consideration to be received by the holders of the common stock (excluding Parent, Merger Sub and any of their affiliates) pursuant to the amended merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated November 16, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this supplement and is incorporated herein by reference. The summary of Greenhill’s opinion in this supplement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion described above, Greenhill, among other things:

•	reviewed the original merger agreement and the November 16 amendment, the NRG PSA and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company, including the financial forecasts prepared by the management of the Company as updated to reflect current commodity pricing assumptions and revised operating cost estimates and described under “Certain Company Forecasts” below, which we refer to as the updated financial forecasts;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for the common stock and analyzed its implied valuation multiples;

•

compared the value of the amended per share merger consideration to a range of implied valuations for the common stock derived based on valuation multiples implied by the trading values of certain publicly traded companies that Greenhill deemed relevant;

•

compared the value of the amended per share merger consideration to a range of implied valuations for the common stock derived by discounting future cash flows and a terminal value of the Company at discount rates Greenhill deemed appropriate;

•

compared the value of the amended per share merger consideration to a range of implied valuations for the common stock derived based on multiples implied by certain publicly available transactions that Greenhill deemed relevant involving merchant generation companies;

•

compared the value of the amended per share merger consideration to a range of implied valuations for the common stock derived based on premiums paid in certain publicly available transactions that Greenhill deemed relevant;

•	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the board of directors. It was not a recommendation to the board of directors as to whether it should approve the merger or the amended merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the merger. Greenhill did not express any opinion as to any aspect of the transactions contemplated by the amended merger agreement other than the fairness, from a financial point of view, of the amended per share merger consideration to the holders of common stock (excluding Parent, Merger Sub and any of their affiliates). Greenhill did not express any opinion as to any aspect of the NRG sale. Greenhill did not express any opinion on the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the amended per share merger consideration to be received by the holders of the common stock in the merger or with respect to the fairness of any such compensation. Greenhill expressed no opinion as to the impact of the merger or the NRG sale on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Greenhill’s opinion was approved by its fairness committee.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the updated financial forecasts and projections and other data that was furnished or otherwise provided to it, Greenhill assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to such updated financial forecasts, projections and other data or the assumptions upon which they were based.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Greenhill assumed for purposes of its opinion that the merger will be consummated in accordance with the terms set forth in the amended merger agreement, without waiver of any material terms or conditions set forth in the amended merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on the merger meaningful to its analysis.

Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of November 16, 2010. Subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The board of directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill acted as financial advisor to the independent director committee of the board of directors in connection with the purchase by LS Power of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $1.0135 billion in cash and the relinquishment of 245 million shares of Class B common stock of the Company by LS Power, announced in August 2009. The Company understands that Greenhill has not had a material relationship with Blackstone or any of its affiliates during the past two years.

Under the terms of Greenhill’s engagement with the Company, the Company has agreed to pay Greenhill a fee of $10 million in the aggregate, of which $5 million was paid following delivery of Greenhill’s written opinion dated August 13, 2010, rendered in connection with the board of director’s consideration of the original merger agreement, and $5 million is payable upon the consummation of the merger. The Company has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by the board of directors in evaluating the amended merger agreement and should not be viewed as determinative of the views of the board of directors with respect to the amended merger agreement or the merger.

Opinion of Goldman, Sachs & Co.

On November 16, 2010, at a meeting of the board of directors held to consider the Blackstone proposal, Goldman Sachs rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated November 16, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the $5.00 per share in cash to be paid to the holders of common stock pursuant to the amended merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 16, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this supplement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the amended merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the original merger agreement and the November 16 amendment;

•	the NRG PSA;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	the Company’s definitive proxy statement, filed on October 4, 2010;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, including the updated financial forecasts reflecting current commodity pricing assumptions and revised operating cost estimates, as disclosed under “Certain Company Forecasts” below, as approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of the common stock and the publicly traded debt securities of the Company and its subsidiaries; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the power generation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and Goldman Sachs did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the board of directors that the most recent internal financial analyses and updated financial forecasts for the Company prepared by its management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the amended merger agreement, without the waiver or modification of any term or condition of the amended merger agreement or the NRG PSA the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of November 16, 2010, of the amended per share merger consideration to be paid to the holders of the common stock pursuant to the amended merger agreement. Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the amended merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the amended merger agreement or entered into or amended in connection with the merger, including, without limitation, the NRG PSA or the impact thereof, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the amended per share merger consideration to be paid to the holders of shares of common stock pursuant to the amended merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger or any transaction entered into in connection therewith on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, November 16, 2010 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after November 16, 2010. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the amended merger agreement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, NRG or any of their respective affiliates, Blackstone or any of the affiliates and portfolio companies of Blackstone or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the merger.

Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including having acted as financial advisor to the independent director committee of the board of directors in connection with the dissolution of the Company’s power development joint venture with LS Power in December 2008 and as financial advisor to the Company in connection with the exchange of the Company’s interests in eight power generation facilities and Dynegy Sandy Creek Holdings, LLC and $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of a subsidiary of the Company, for cash and shares of Class B common stock of the Company relinquished by LS Power, announced in August 2009. Goldman Sachs also has provided certain investment banking services to Blackstone and its affiliates and portfolio companies from time to time for which its investment banking division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the private placement by subsidiaries of The Nielsen Company B.V., a portfolio company of Blackstone, of 11.625% Senior Notes due 2014 ($330 million aggregate principal amount) in January 2009 and 11.5% Senior Notes due 2016 ($500 million aggregate principal amount) in April 2009; as co-manager in connection with the private placement by a subsidiary of Blackstone of 6.625% Senior Notes due 2019 ($600 million aggregate principal amount) in August 2009; as financial advisor to funds affiliated with Blackstone in connection with its purchase of Busch Entertainment Corporation in December 2009; as joint bookrunner in connection with the private placement by subsidiaries of Vanguard Health Systems, Inc., a portfolio company of Blackstone, of 8% Senior Notes due 2018 ($950 million aggregate principal amount) in January 2010 and 8% Senior Notes due 2018 ($225 million aggregate principal amount) in June 2010; as co-manager in connection with the private placement by Republic Services, Inc., a portfolio company of Blackstone, of 5% Senior Notes due 2020 ($850 million aggregate principal amount) and 6.2% Senior Notes due 2040 ($650 million aggregate principal amount) in March 2010; as financial advisor to funds affiliated with Blackstone in connection with the sale by the funds of equity interests in Merlin Entertainments Group, a portfolio company of Blackstone, in July 2010; as joint bookrunner in connection with the private placement by subsidiaries of Graham Packaging Company Inc., a portfolio company of Blackstone, of Senior Unsecured Notes due 2018 ($250 million aggregate principal amount) in September 2010; as joint bookrunner in connection with the private placement by subsidiaries of The Nielsen Company B.V. of 7.75% Senior Notes due 2018 ($750 million aggregate principal amount) in October 2010; and as joint bookrunner in connection with the private placement by subsidiaries of SunGard Data Systems, Inc., a portfolio company of Blackstone, of Senior Notes due 2018 ($500 million aggregate principal amount) in November 2010. Goldman Sachs also has provided certain investment banking services to NRG and its affiliates from time to time. Goldman Sachs may also in the future provide investment banking services to the Company, NRG and their respective affiliates and Blackstone and its affiliates and portfolio companies for which its investment banking division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

The board of directors selected Goldman Sachs as one of its financial co-advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Under the terms of Goldman Sachs’ engagement with the Company, the Company has agreed to pay Goldman Sachs a fee of $10 million in the aggregate, of which $5 million was paid following delivery of Goldman Sachs’ written opinion dated August 13, 2010, rendered in connection with the board of director’s consideration of the original merger agreement, and $5 million is payable upon the consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Analyses by Financial Co-Advisors

The following is a summary of the material financial analyses presented by the financial co-advisors to the board of directors in connection with rendering the respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent the relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by the financial co-advisors, the tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors’ financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial co-advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 12, 2010, and is not necessarily indicative of current market conditions.

Selected Companies Analysis

The financial co-advisors reviewed and compared certain financial information for the Company to corresponding financial information and public market multiples for the following publicly traded companies in the merchant power generation industry, which are collectively referred to below as the selected companies:

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Calpine Corporation (basic share count includes 44 million shares held in trust for settlement of future bankruptcy creditor claims. Adjusted pro forma for Conectiv acquisition, acquisition of Broad River and South Point facilities, sale of Blue Spruce and Rocky Mountain facilities, and sale of partial interest in Freestone facility);

•

RRI Energy, Inc. / “GenOn” (adjusted for the announced merger of RRI Energy, Inc. and Mirant Corporation at the agreed-upon exchange ratio and the forecasted synergies for the combined company as publicly disclosed by the parties to that merger); and

•	NRG Energy, Inc. (adjusted pro forma for the acquisition of Green Mountain Energy Company and the Cottonwood Generating Station facility).

Although none of the selected companies is directly comparable to the Company, these companies were chosen because they are publicly traded companies with operations that for the purposes of this analysis may be considered similar to certain operations of the Company. With respect to the Company and the selected companies, the financial co-advisors calculated:

•

The rent-adjusted enterprise value, referred to as Rent-Adjusted EV, which is defined as the market value of common equity plus the book value of debt and preferred stock, plus an estimate of the present value of anticipated rent expense, plus minority interest, less cash, as a multiple of estimated earnings plus rent expense, before interest, taxes, depreciation and amortization, referred to as Rent-Adjusted EBITDA, for calendar year 2010;

•	The Rent-Adjusted EV as a multiple of estimated Rent-Adjusted EBITDA for calendar year 2011; and

•	The Rent-Adjusted EV as a multiple of estimated Rent-Adjusted EBITDA for calendar year 2012.

For purposes of this analysis, the multiples for each of the selected companies were calculated using (i) Rent-Adjusted EV amounts derived using the closing price of the selected companies’ common stock on November 12, 2010, and book value of debt, preferred stock, minority interest and cash amount reflected in, and an estimate of the present value of anticipated rent expense under operating leases based on, publicly available information regarding the selected companies as of November 12, 2010 and (ii) Rent-Adjusted EBITDA estimates for the selected companies based on the median estimates of the selected companies’ earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, most recently published by Institutional Broker’s Estimate System, or IBES, as of November 12, 2010 and publicly available information regarding the selected companies’ anticipated rent expense as of November 12, 2010. These multiples based on November 12, 2010 data are summarized as follows:

Selected Companies
	Range	Median
Rent-Adjusted EV as a Multiple of:
2010E Rent-Adjusted EBITDA	4.7x – 8.4x	5.5x
2011E Rent-Adjusted EBITDA	5.9x – 8.4x	6.8x
2012E Rent-Adjusted EBITDA	6.2x – 8.8x	7.8x

The multiples for the Company and each of the selected companies were also calculated using (i) Rent-Adjusted EV amounts derived using the closing price of the Company’s and the selected companies’ common stock on August 12, 2010 (the last trading day prior to the announcement of the original merger agreement), and book value of debt, preferred stock, minority interest and cash amount reflected in, and an estimate of the present value of anticipated rent expense under operating leases based on, publicly available information regarding the Company and the selected companies as of August 12, 2010 and (ii) Rent-Adjusted EBITDA estimates for the Company and the selected companies based on the median estimates of the Company’s and the selected companies’ EBITDA most recently published by IBES as of August 12, 2010 and publicly available information as of August 12, 2010 regarding the Company’s and the selected companies’ anticipated rent expense.

These multiples based on August 12, 2010 data are summarized as follows:

	Selected Companies		Company
	Range	Median
Rent-Adjusted EV as a Multiple of:
2010E Rent-Adjusted EBITDA	4.8x – 8.7x	5.6x	7.9x
2011E Rent-Adjusted EBITDA	6.1x – 8.3x	6.6x	8.1x
2012E Rent-Adjusted EBITDA	6.1x – 8.2x	6.6x	8.0x

Based on these analyses and utilizing their professional judgment and experience, the financial co-advisors applied selected multiples ranging from 6.5x to 8.5x to estimated 2011 Rent-Adjusted EBITDA for the Company derived from the consensus estimates of the Company’s 2011 EBITDA most recently published by IBES as of November 12, 2010 and the Company’s estimated 2011 rent expense under its Central Hudson lease to derive a range of implied Rent-Adjusted EVs for the Company. The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied Rent-Adjusted EVs by the book value of the Company’s net debt as of September 30, 2010 and by the present value of the Company management’s estimated future rent expenses under its Central Hudson lease, calculated using a 10% discount rate, based on public presentations made by Company management. By dividing this range of implied equity values by the number of fully-diluted shares of the common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for the common stock, summarized as follows:

Illustrative Per Share Value Indications
Company 2011E IBES Rent-Adjusted EBITDA	$(3.89) – $4.97

Selected Transactions Multiples Analysis

The financial co-advisors analyzed, to the extent publicly available, certain information relating to the following selected pending or previously proposed merchant power corporate transactions:

Date Announced	Acquiror	Target	Status
04/11/2010	RRI Energy, Inc. (merger of equals)	Mirant Corporation	Pending
07/02/2009 (Second Bid)	Exelon Corporation	NRG Energy, Inc.	Failed
10/19/2008 (First Bid)	Exelon Corporation	NRG Energy, Inc.	Failed
05/21/2008	NRG Energy, Inc.	Calpine Corporation	Failed

For each of the selected transactions, the financial co-advisors calculated and reviewed the enterprise value of the target company as a multiple of estimated EBITDA for the first full fiscal year period beginning after the applicable transaction announcement date, or FY1 EBITDA, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction. For purposes of this analysis, the target companies’ enterprise values were generally calculated by multiplying the announced per-share transaction price by the number of that target company’s fully diluted outstanding shares as disclosed in the target company’s most recent filings with the SEC prior to the announcement of the applicable transaction and adding to that result the target company’s net debt as disclosed in the target company’s most recent public filings with the SEC prior to the announcement of the applicable transaction. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are publicly traded companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s operations. The results of this analysis are summarized as follows:

Enterprise Value as a Multiple of:	Selected Transactions(1)		Transaction
	Range	Median
FY1 EBITDA	5.5x – 11.4x	6.3x	8.1x

(1)	Excluding NRG’s attempted acquisition of Calpine Corporation from the analysis results in a range from 5.5x to 6.4x and a median of 6.2x.

Based on this analysis, and utilizing their professional judgment and experience, the financial co-advisors applied selected multiples ranging from 5.5x to 6.5x to the unadjusted IBES consensus EBITDA estimate for the Company for calendar year 2011 to determine an indicative range of implied enterprise values of the Company. The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied enterprise values by the amount of the Company’s net debt as of September 30, 2010. By dividing this range of implied equity values by the number of fully-diluted shares of the common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for the common stock, summarized as follows:

Illustrative Per Share Value Indications
Company 2011E IBES EBITDA	$(5.25) – $(1.24)

Selected Transactions Premiums Analysis

Based on publicly-available information, the financial co-advisors analyzed the premiums paid in publicly announced change of control transactions (excluding self-tender offers, stock repurchases and exchange offers) within the United States during the five-year period ending November 12, 2010 having transaction values between $1 billion and $10 billion, and separately analyzed such change of control transactions only involving companies in the energy and power industries. None of the companies that participated in the transactions used in this analysis is directly comparable to the Company or the transaction.

The financial co-advisors reviewed the premiums paid in these transactions represented by the per share acquisition price in each of the selected transactions as compared to the average closing share price of the target company over the periods one day, one week and one month prior to the announcement of such selected transaction. The financial co-advisors also analyzed the premiums paid in these selected transactions based on the type of consideration (e.g., all cash, mixed consideration, all stock) offered in the transaction. The results of this analysis are summarized as follows:

	One Day	One Week	One Month
Section / Consideration Type
General M&A – All Cash	27%	28%	30%
General M&A – Mixed Consideration	22%	24%	25%
General M&A – All Stock	16%	18%	19%
Energy / Power M&A – All Cash	26%	24%	24%
Energy / Power M&A – Mixed Consideration	20%	18%	22%
Energy / Power M&A – All Stock	11%	12%	17%

Based on this review and their professional judgment and experience, the financial co-advisors applied a range of premiums from 20% to 30% to the average closing share price of the common stock over the periods one day, one week and one month prior to August 12, 2010, and derived a range of illustrative value indications for the common stock, summarized as follows:

Average Company Share Price Over Period			Premium Range	Illustrative Per Share Value Indications
One Day	One Week	One Month
$2.78	$3.69	$3.75	20% – 30%	$4.09 – $4.43

Illustrative Discounted Cash Flow Analysis

The financial co-advisors performed an illustrative discounted cash flow analysis of the Company using the updated financial forecasts, which are described under “Certain Company Forecasts” below. The financial co-advisors calculated an illustrative range of implied present values per share of common stock by discounting to present value as of December 31, 2010 (a) estimates of the Company’s unlevered free cash flow for the calendar years 2011 through 2015 calculated using the updated financial forecasts and (b) illustrative terminal values for the Company as of December 31, 2015 derived by multiplying the Company management’s estimates of the Company’s 2015 Rent-Adjusted EBITDA by multiples ranging from 6.5x to 8.5x. These illustrative unlevered free cash flows and terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 8% to 12%, reflecting estimates of the Company’s weighted average cost of capital. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Company management updated financial forecasts	$(11.71) – $(2.82)

Illustrative Sum-of-the-Parts Analysis

The financial co-advisors performed an illustrative sum-of-the-parts analysis to determine a range of implied equity values of the common stock, based on hypothetical standalone valuations of each of the Company’s scrubbed coal generation assets, unscrubbed coal generation assets, simple cycle gas generation assets and combined cycle gas generation assets. In conducting this analysis, the financial co-advisors reviewed and analyzed, to the extent publicly available, certain information relating to four selected pending or closed coal asset transactions and 26 selected pending or closed natural gas asset transactions, including five natural gas asset transactions announced in 2010.

For each selected coal or natural gas asset transaction reviewed, the financial co-advisors calculated the standalone enterprise value of the applicable coal or natural gas assets (derived from the purchase price paid in the transaction) as a multiple, referred to as EV/kW, of the generating capacity of the coal assets (expressed in kilowatts). The following summarizes the review of the three pending or closed coal asset transactions performed by the financial co-advisors:

Date Announced	Acquiror	Seller	Assets	EV/kW
11/08/2010	Arizona Public Services Company	Southern California Edison Company	Four Corners facility (Units 4 and 5)	$398

02/11/2010	First Energy Corporation	Allegheny Energy, Inc.	Allegheny Energy, Inc.’s Coal Fleet(1)	$620

04/12/2007	Cascade Investment LLC	PNM Resources, Inc.	Twin Oaks facility	$1,586

04/20/2006	International Power plc	Sempra Energy /Riverstone Holdings LLC	Coleto Creek facility	$1,903

(1)	Of the total $9.0 billion enterprise value of Allegheny Energy, Inc. implied by the transaction based on publicly available information, $5,637 million was attributed to Allegheny Energy’s regulated utility and $116 million was attributed to Allegheny Energy’s peaking and hydro facilities (total of 1,046 megawatts) based on an analyst research report published by an internationally recognized investment banking firm, as of February 1, 2010. The remaining value of $3,247 million was attributed to Allegheny Energy’s 5,236MW merchant baseload coal fleet.

The following are the 26 natural gas asset transactions, including ten transactions announced in 2010, reviewed by the financial co-advisors:

Date Announced	Acquiror	Seller	Assets

10/29/2010	Rayburn Country Electric Cooperative Inc.	Calpine Corporation	Interest in Freestone Energy Center facility

10/25/2010	Tyr Energy, Inc. and Chubu Electric Power Co.	Tenaska, Inc.	Interests in five facilities

09/09/2010	LS Power Equity Advisors LP	PPL Corporation	Interests in three facilities

08/13/2010	NRG Energy, Inc.	Kelson Limited Partnership	Cottonwood Generating Station facility

08/09/2010	Constellation Energy	Boston Generating	Five Boston facilities

05/06/2010	ArcLight Energy Partners Fund III, L.P.	KGen Power Corporation	Sandersville facility

04/21/2010	Calpine Corporation	Pepco Holdings, Inc.	Conectiv Energy fleet

04/16/2010	Constellation Energy	Navasota Holdings	Colorado Bend Energy and Quail Run Energy facilities

04/05/2010	Xcel Energy Inc.	Calpine Corporation	Rocky Mountain and Blue Spruce facilities

03/23/2010	Energy Capital Partners	BG Group plc.	Lake Road, Masspower and Dighton facilities

08/03/2009	Oglethorpe Power Corporation	Hartwell Energy Limited Partnership	Hartwell facility

Date Announced	Acquiror	Seller	Assets

08/10/2009	L.S. Power Associates, L.P.	Dynegy, Inc.	Eight gas facilities and stake in Sandy Creek

02/26/2009	Cleco Power LLC	Acadia Power Partners, LLC	Acadia Power Station

10/13/2008	Tenaska Capital Management, LLC	MACH Gen, LLC	Covert facility

09/25/2008	Puget Sound Energy, Inc.	Wayzata Opportunities Fund, LLC	Mint Farm facility

09/02/2008	SUEZ Energy North America, Inc.	FirstLight Power Enterprises, Inc.	15 facilities

06/10/2008	Global Infrastructure Partners and Foristar LLC	GIM Channelview Cogeneration, LLC	Channelview facility

05/12/2008	International Power plc	Tenaska Power Fund, L.P. and Warburg Pincus LLC	Four facilities

05/12/2008	GSC Acquisition Company	Complete Energy Holdings, LLC	La Paloma and Batesville facilities

04/22/2008	Nevada Power Company	Reliant Energy, Inc.	Bighorn facility

04/30/2008	Hastings Funds Management Ltd. and IIF BH Investment LLC	Black Hills Corporation	Seven gas facilities

04/15/2008	Hoosier Energy Rural Electric Cooperative, Inc. and Wabash Valley Power Association, Inc.	Tenaska Power Fund, L.P.	Beecher City facility

04/03/2008	Tennessee Valley Authority	Southaven Power, LLC	Southaven facility

03/31/2008	TransCanada Corporation	National Grid plc	Ravenswood facility

01/29/2008	FirstEnergy Corp.	Calpine Corporation	Fremont facility

01/21/2008	Oklahoma Gas and Electric Company	Kelson Holdings LLC	Redbud facility

The results of the review of these natural gas asset transactions are summarized as follows:

Selected Transactions
	Range	Median
All Natural Gas Asset Transactions (EV/kW)	$203/kW – $1,235/kW	$565/kW
2010 Natural Gas Asset Transactions (EV/kW)	$203/kW – $829/kW	$387/kW

Based on the foregoing analysis and other factors considered in their professional judgment and experience, including an analysis of the spot price of natural gas on the date of the announcement of each of the selected transactions, current market dynamics, the current regulatory and legislative environment and guidance from the Company’s management, the financial co-advisors selected reference ranges for the EV/kW multiples with respect to each of the Company’s scrubbed coal generation assets, unscrubbed coal generation assets, simple cycle generation assets and combined cycle generation assets. By applying these reference ranges to the respective generating capacities of each of the Company’s generation assets (excluding the Plum Point development project ownership interest), this analysis indicated an indicative range of implied generation enterprise values for the Company’s standalone generation assets, individually and in the aggregate, as summarized in the following table:

(US$ in millions) Asset Segment	Generation Capacity (MW)	Illustrative Multiple Ranges (EV/kW)				Implied Generation Enterprise Value Indications
		Low		High		Low	High
Scrubbed Coal	2,241	$500		$700		$1,121	$1,569
Unscrubbed Coal	1,273	100		150		127	191
Simple Cycle Gas Generation	4,120	200		300		824	1,236
Combined Cycle Gas Generation	4,447	300		500		1,334	2,224
Total Generation Enterprise Value	12,081	$282	(1)	$432	(1)	$3,406	$5,219

(1)	Range of EV/kW for total generation based on weighted average of capacity and ranges for each asset segment.

The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied generation enterprise values by the amount of the Company’s projected net debt as of December 31, 2010 (including the present value (calculated using a 10% discount rate) of the Company management’s estimated future rent expenses under the Company’s Central Hudson lease and Company management’s estimated environmental capital expenditures) and by an implied value of the Company’s unallocated corporate overhead expenses, derived by applying a multiple of 7.5x to Company management’s estimated 2011 general and administrative expense. By dividing this range of implied equity values by the number of fully-diluted shares of the common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for the common stock, summarized as follows:

Illustrative Per Share Value Indications
Power Generation Assets (EV/kW)	$(15.10) – $(0.10)

Research Analysts Stock Price Targets

Using publicly available information, the financial co-advisors reviewed and analyzed the most recent price targets as of August 12, 2010 for the common stock published by 13 equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the common stock and are not discounted to present value. The results of this review are summarized as follows:

	Range (1)	Median (2)	Mean (2)
Research Analysts Price Targets ($/share)	$2.50 – $7.50	$4.25	$4.51

(1)	Excludes the lowest ($1.00/share) and the highest ($25.00/share) published price targets
(2)	Median and Mean excludes price targets ($7.00/share and $25.00/share) published by two research analysts which, according to Company management, represented long-term price targets.

Using publicly available information, the financial co-advisors reviewed and analyzed the most recent price targets as of November 12, 2010 for the common stock published by 10 equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the common stock and are not discounted to present value. The results of this review are summarized as follows:

	Range (1)	Median	Mean
Research Analysts Price Targets ($/share)	$4.50 – $7.00	$4.50	$4.78

(1)	All targets were at $4.50, other than one, which was at $7.00.

Historical Trading Share Prices

The financial co-advisors reviewed the highest and lowest daily closing trading share prices of the common stock during the 52-week and the 3-month periods ending on August 12, 2010. The results of this review are summarized as follows:

	Daily Closing Share Price
	Low	High
Period Ending August 12, 2010:
52-week	$2.78	$13.15
3-month	$2.78	$6.65

Additional Financial Analysis

The financial co-advisors also reviewed and analyzed, referencing certain of the foregoing value indication analyses, the approximate market value of the Company’s outstanding publicly-traded debt securities referencing trading levels as of August 12, 2010 (rather than the book value of those debt securities). The results of these analyses are summarized below.

Selected Companies Analysis. Using the same methodology as the selected companies analysis described above, the financial co-advisors calculated the Rent-Adjusted EV for the Company using the market value of the Company’s debt securities as of August 12, 2010. This Rent-Adjusted EV amount is referred to below as the Company August 12 Debt-Adjusted EV. The financial co-advisors calculated the Company August 12 Debt-Adjusted EV as a multiple of the Company’s estimated Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012, respectively, based on median IBES estimates as of August 12, 2010. Rent-Adjusted EBITDA based on median IBES estimates as of August 12, 2010 is referred to below as the August 12 Rent-Adjusted EBITDA.

The financial co-advisors also calculated the Rent-Adjusted EV for each of the selected companies as a multiple of both (i) their respective estimated August 12 Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012 and (ii) their respective Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012 based on median IBES estimates as of November 12, 2010. Rent-Adjusted EBITDA based on median IBES estimates as of November 12, 2010 is referred to below as the November 12 Rent-Adjusted EBITDA. The financial co-advisors observed that the market value of the debt securities for each of the selected companies was trading approximately in line with the book value of those securities. These calculations yielded the following indicative multiples:

Rent-Adjusted EV as a Multiple of:	Selected Companies Rent-Adjusted EV (multiple)		Company August 12 Debt-Adjusted EV (multiple)
	Range	Median
2010E August 12 Rent-Adjusted EBITDA	4.8x – 8.7x	5.6x	6.4x
2010E November 12 Rent-Adjusted EBITDA	4.7x – 8.4x	5.5x	—
2011E August 12 Rent-Adjusted EBITDA	6.1x – 8.3x	6.6x	6.6x
2011E November 12 Rent-Adjusted EBITDA	5.9x – 8.4x	6.8x	—
2012E August 12 Rent-Adjusted EBITDA	6.1x – 8.2x	6.6x	6.4x
2012E November 12 Rent-Adjusted EBITDA	6.2x – 8.8x	7.8x	—

Illustrative Discounted Cash Flow Sensitivity to Debt Valuation Analysis. Using the same methodology as the illustrative discounted cash flow analysis described above, the financial co-advisors calculated the sensitivity of the results of the illustrative discounted cash flow analysis to variations in the assumed value of the Company’s debt, using illustrative discount rates ranging from 8% to 12% and an illustrative terminal value for the Company derived from a 2015 Rent-Adjusted EBITDA multiple of 7.0x. In performing this sensitivity analysis, the financial co-advisors varied the assumed values of the Company’s debt used in the illustrative discounted cash flow analysis by amounts ranging from book value of the debt to the observed market value of the debt, each reflecting projected debt balances as of December 31, 2010 but referencing trading levels as of August 12, 2010. The results of this sensitivity analysis are summarized as follows:

Illustrative Per Share Value Indications
Variation in the Company’s debt value (book to observed market)	$(10.62) – $0.32

Illustrative Sum-of-the-Parts Analysis. Using the same methodology as the illustrative sum-of-the-parts analysis described above, the financial co-advisors also calculated an indicative range of implied per share equity values of the common stock based on the Company’s projected net debt as of December 31, 2010, as adjusted to reflect a discount to book value based on the approximate market value of the Company’s debt as of August 12, 2010. The results of this sensitivity analysis are summarized as follows:

Illustrative Per Share Value Indications
Variation in the Company’s debt value (book to observed market)	$(8.02) – $6.98

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the respective opinions of Greenhill and Goldman Sachs. In arriving at their fairness determination, Greenhill and Goldman Sachs each considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, Greenhill and Goldman Sachs each made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Greenhill prepared these analyses for purposes of Greenhill’s providing its opinion to the board of directors that, as of November 16, 2010 and based upon and subject to the limitations and assumptions set forth therein, the amended per share merger consideration to be received by the holders of common stock (excluding Parent, Merger Sub and any of their affiliates) pursuant to the amended merger agreement is fair, from a financial point of view, to such holders. Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors that, as of November 16, 2010, and based upon and subject to the factors, assumptions and limitations set forth therein, the $5.00 per share in cash to be paid to the holders of the common stock pursuant to the amended merger agreement is fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Greenhill, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Greenhill’s and Goldman Sachs’ opinions to the board of directors were amongst many factors taken into consideration by the board of directors in making its determination to approve the amended merger agreement and the merger. The amended per share merger consideration was determined through arm’s- length negotiations between the board of directors and Parent and was approved by the board of directors. Greenhill and Goldman Sachs provided advice to the board of directors during these negotiations. Greenhill and Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

The foregoing summary does not purport to be a complete description of the analyses performed by Greenhill or Goldman Sachs in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinions of Greenhill and Goldman Sachs attached as Annex B and Annex C, respectively, to this supplement.

CERTAIN COMPANY FORECASTS

While the Company’s general practice has been to provide public guidance in November of each year for its financial performance for the subsequent fiscal year, and periodically updates such guidance during the course of the subsequent fiscal year, it does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for periods longer than one year. The Company is especially cautious of making financial forecasts for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the original merger agreement, the Company provided Blackstone, the board of directors and their respective advisors certain non-public financial forecasts covering multiple years that were prepared by management of the Company and not for public disclosure, which we refer to as the original financial forecasts; a summary of the original financial forecasts was provided in the definitive proxy statement beginning on page 53. In connection with the November 16 amendment, the Company provided the board of directors and its advisors with certain updated financial forecasts covering multiple years that were prepared by management of the Company, which we refer to as the updated financial forecasts. Our public guidance provided in November 2010 does not reflect certain changes experienced in the first nine months of 2010, including approximately $275 million of positive working capital changes, primarily caused by changes in the value of mark to market positions and cash collateral, whereas these updated financial forecasts include such changes.

A summary of the updated financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the amended merger agreement, but is being included because updated financial forecasts were made available to the board of directors and its advisors. The inclusion of this information should not be regarded as an indication that the board of directors, its advisors or any other person considered, or now considers, such updated financial forecasts to be material or to be a reliable prediction of actual future results, and these updated financial forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the updated financial forecasts were based, are subjective in many respects. There can be no assurance that the updated financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The updated financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the updated financial forecasts in this supplement should not be relied upon as necessarily predictive of actual future events.

In addition, the updated financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the updated financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These updated financial forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of November 10, 2010, when the projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these updated financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” above. In addition, the updated financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the updated financial forecasts were prepared, including assumptions with respect to the future prices of natural gas and electricity. The Company’s forecasted results of operations and cash flows depend, in large part, upon prevailing market prices for power and the fuel to generate such power. The forecasts were based on commodity pricing assumptions through 2012 based upon October 29, 2010 price curves and commodity pricing assumptions after 2012 based upon October 29, 2010 price curves and adjusted based upon management’s fundamental outlook. We have not prepared revised forecasts to take into account other variables that may have changed since November 10, 2010 including changes to the October 29, 2010 price curves. Accordingly, there can be no assurance that these updated financial forecasts will be realized or that the Company’s future financial results will not materially vary from these updated financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the updated financial forecasts set forth below. Readers of this supplement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such updated financial forecasts were made. We have not updated and do not intend to update, or otherwise revise the updated financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such updated financial forecasts were based are shown to be in error. The Company has made no representation to Blackstone, Parent, Merger Sub or any other person in the amended merger agreement or otherwise, concerning these updated financial forecasts.

The updated financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” above.

The following is a summary of the updated financial forecasts prepared by management of the Company and given to the board of directors and their advisors.

Summary Updated Financial Forecasts

	Fiscal Year Ending December 31,
	2010E(1)	2011E(1)	2012E(1)	2013E(1)	2014E(1)	2015E(1)
	(dollars in millions)
Total Gross Margin	$1,220 (2)	$831	$879	$1,011	$892	$996
Adjusted EBITDA(3)(4)	$525	$396	$286	$446	$331	$419
Operating Cash Flow	$548	$(101)	$(186)	$21	$(121)	$(47)
Maintenance Capital Expenditures	$(143)	$(119)	$(113)	$(119)	$(97)	$(87)
Environmental Capital Expenditures	$(201)	$(146)	$(87)	$(27)	$(12)	$(7)
Operating Cash Flow less Total Capital Expenditures	$204	$(367)	$(386)	$(125)	$(229)	$(141)
Forward Natural Gas Curve(5) ($/MMBtu)	$3.67	$4.39	$5.04	$5.32	$5.46	$5.58
Total Debt (excluding capitalized Central Hudson lease)	—	$4,577	$4,414	$4,392	$4,622	$4,706
Debt Amortization Amounts	—	$148	$163	$82	$0	$0
Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts	—	$(515)	$(550)	$(207)	$(229)	$(141)

Notes:

(1)	Forecasted values.
(2)	Total Gross Margin estimate for 2010 fiscal year was provided only to the financial co-advisors, and the financial co-advisors’ presentations to the board of directors and opinions were based in part thereon.
(3)	Adjusted EBITDA means EBITDA plus interest income and other adjustments related to mark-to-market changes.
(4)	Rent-Adjusted EBITDA, which was used in certain financial analyses described under “Opinions of Financial Co-Advisors” above, means Adjusted EBITDA plus the $50.5 million annual rent expense associated with the Central Hudson lease obligation.
(5)	Commodity pricing assumptions through 2012 were based upon October 29, 2010 price curves; commodity pricing assumptions after 2012 were based upon October 29, 2010 price curves and were adjusted based upon management’s fundamental outlook.

In preparing the updated financial forecasts, our management made certain assumptions. Note that while the updated assumptions are substantially unchanged from the assumptions used to make the original financial forecasts, there are some differences, with the primary difference being that commodity price curves used for pricing assumptions were based upon October 29, 2010 price curves rather than June 7, 2010 price curves (commodity pricing assumptions through 2012 were based upon October 29, 2010 price curves and commodity pricing assumptions after 2012 were based upon October 29, 2010 price curves and adjusted based upon management’s fundamental outlook). Some of the other differences are that the updated financial forecasts include nine months of actual 2010 year-to-date results rather than five months of actual 2010 year-to-date results in the original forecasts, which affects items such as general & administrative expenses (which expenses were assumed to be approximately $5 million higher annually), year ending cash balances, collateral postings, and other items. However, as described above, the primary difference between the original financial forecasts and the updated financial forecasts is that the updated financial forecasts use updated commodity pricing as of October 29, 2010.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The following information reflects the effects of the November 16 amendment and updates certain information presented in “THE MERGER—Interests of Certain Persons in the Merger” beginning on page 59 of the definitive proxy statement.

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the amended merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the November 16 amendment and the merger, and in recommending that the amended merger agreement be adopted by the stockholders of the Company.

Long-Term Incentive Awards

The following table sets forth, as of November 17, 2010, the long-term incentive award holdings of the Company’s executive officers and the gross value of such holdings assuming the merger is completed:

	Number of Shares of Restricted Common Stock	Value of Restricted Common Stock	Number of Phantom Stock Units	Value of Phantom Stock Units	Number of Performance Units	Value of Performance Units(1)
Bruce A. Williamson(2)	132,501	$662,505.00	318,584	$1,592,920.00	54,000	$5,400,000.00
Holli C. Nichols	34,514	$172,570.00	79,646	$398,230.00	13,800	$1,380,000.00
J. Kevin Blodgett	25,852	$129,260.00	59,236	$296,180.00	10,304	$1,030,400.00
Lynn A. Lednicky	25,123	$125,615.00	59,236	$296,180.00	10,147	$1,014,700.00
Charles C. Cook	26,861	$134,305.00	55,752	$278,760.00	9,818	$981,800.00
TOTAL	244,850	$1,224,250.00	572,454	$2,862,270.00	98,069	$9,806,900.00

(1)	Based on a target price of $100 per unit.
(2)	Mr. Williamson also serves as the chairman of the board of directors.

UPDATE TO MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “DYN”. The table below shows, for the periods indicated, the closing price range of our common stock, as reported by Bloomberg L.P. On May 21, 2010, the Company’s stockholders approved a reverse stock split of outstanding common stock at a ratio of 1-for-5. This reverse stock split was effected on May 25, 2010.

	Common Stock Price		Post-Reverse Stock Split Equivalent
	High	Low	High	Low
2008
Quarter ended March 31	$8.26	$6.44	$41.30	$32.20
Quarter ended June 30	$9.64	$8.05	$48.20	$40.25
Quarter ended September 30	$8.76	$3.20	$43.80	$16.00
Quarter ended December 31	$4.06	$1.51	$20.30	$7.55

2009
Quarter ended March 31	$2.69	$1.04	$13.45	$5.20
Quarter ended June 30	$2.47	$1.45	$12.35	$7.25
Quarter ended September 30	$2.55	$1.78	$12.75	$8.90
Quarter ended December 31	$2.63	$1.81	$13.15	$9.05

2010
Quarter ended March 31	$1.99	$1.22	$9.95	$6.10
Quarter ended June 30	$6.80	$3.85	—	—
Quarter ended September 30	$5.10	$2.78	—	—
Quarter ending December 31 (through November 17, 2010)	$5.06	$4.44	—	—

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this supplement, by going to the Investors page of our corporate website at www.dynegy.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this supplement, and therefore is not incorporated herein by reference.

Statements contained in this supplement, or in any document incorporated by reference in this supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this supplement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on February 25, 2010);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2010 (filed with the SEC on November 9, 2010); June 30, 2010 (filed with the SEC on August 6, 2010); and for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 10, 2010);

•

Current Reports on Form 8-K, as amended, filed with the SEC on November 17, November 15, November 12, November 9, November 8, November 5, November 2, November 1, 2010, October 27, 2010, October 26, 2010, October 22, 2010, October 19, 2010, October 6, 2010, October 5, 2010, September 29, 2010, September 23, 2010, September 17, 2010, September 9, 2010, August 25, 2010, August 24, 2010, August 19, 2010, August 13, 2010, August 6, 2010, May 25, 2010, May 10, 2010, March 5, 2010, February 25, 2010, February 2, 2010 and January 4, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 2, 2010; and

•	Definitive Proxy Statement filed with the SEC on October 4, 2010.

Any person, including any beneficial owner, to whom this supplement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Dynegy Inc., Attn: Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, Telephone 713-507-6466 (toll-free at 1-800-800-8220), on the Investors page of our corporate website at www.dynegy.com; or MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or dynegy@mackenziepartners.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT AND IN THE DEFINITIVE PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS SUPPLEMENT. THIS SUPPLEMENT IS DATED NOVEMBER 18, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

among

DYNEGY INC.,

DENALI PARENT INC.

and

DENALI MERGER SUB INC.

Dated as of November 16, 2010

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER is dated as of November 16, 2010 (this “Amendment”), and is entered into between Dynegy Inc., a Delaware corporation (the “Company”), Denali Parent Inc., a Delaware corporation (“Parent”), and Denali Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of August 13, 2010, between the Company, Parent and Merger Sub (the “Merger Agreement”).

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, increase the Per Share Merger Consideration from $4.50 to $5.00;

WHEREAS, the Board of Directors of the Company and the Board of Directors of each of Parent and Merger Sub have approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement as amended by this Amendment and have approved and declared advisable the Merger Agreement as amended by this Amendment and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of the Company recommends the adoption of the Merger Agreement, as amended by this Amendment, and approval of the Merger by the Company’s stockholders; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 4.1. The reference to “$4.50” in Section 4.1(a) of the Merger Agreement is hereby amended to be “$5.00”. All references in the Merger Agreement to the “Per Share Merger Consideration” shall refer to “$5.00 per Share in cash, without interest”.

2. Amendment of Section 5.1. Section 5.1(c) of the Merger Agreement is hereby amended by (i) inserting “(as such term was defined in this Agreement as of August 13, 2010) that was” following the term “Per Share Merger Consideration” in Section 5.1(c)(ii) and (ii) adding a Section 5.1(c)(iii) to read as follows:

“(iii) The Board of Directors of the Company has received the opinion of each of Goldman Sachs & Co. and Greenhill & Co., Inc. to the effect that, as of November 16, 2010 and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.”

3. Amendment of Section 5.2(e). Section 5.2(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Equity Financing. Parent has provided to the Company a true, complete and correct copy of the Equity Commitment Letter, dated November 16, 2010, between Parent and Blackstone Capital Partners V L.P. (“BCP”) (the “Equity Financing Commitment”), pursuant to which BCP has committed, subject to the terms and conditions set forth therein, to invest in Parent up to the cash amount set forth therein (the “Equity Financing”), necessary to enable Parent and Merger Sub to pay (i) the Per Share Merger Consideration in respect of all of the Shares and all amounts in respect of shares of Company Restricted Stock pursuant to Section 4.3(b), in each case, without any increase in the Indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries, (ii) amounts due in connection with the Merger and (iii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing. The Equity Financing Commitment has not been amended or modified prior to November 16, 2010, no such amendment or modification is contemplated, and the commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Financing Commitment. Parent and Merger Sub will have, at and after the Closing, funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing and (iii) any other amounts required to be paid in connection with the consummation of the Merger.”

4. Amendment of Section 6.4. Section 6.4 of the Merger Agreement is hereby amended by inserting the following immediately prior to the penultimate sentence of such Section:

“Notwithstanding the foregoing, the Company shall convene the Stockholders Meeting on Wednesday, November 17, 2010, at the Company’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002 (the “Company Headquarters”), as contemplated by the Proxy Statement filed with the SEC on October 4, 2010, and in connection therewith shall use its reasonable best efforts to provide the Record Holders of Shares with a reasonable period of time to become informed regarding the Amendment and the opportunity to vote on the adoption of this Agreement on Tuesday, November, 23, 2010 or such other date as may be agreed to in writing by the Company and Parent.”

5. Amendment of Section 8.5(b). Section 8.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) In the event that:

(i)(x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made or publicly announced a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the Company Requisite Vote in any material respect at least ten (10) calendar days prior to, with respect to Section 8.2(a), the date of termination or, with respect to a termination pursuant to Section 8.2(b), no later than five (5) business days prior to the Stockholders Meeting and (z) within eighteen (18) months of such termination (A) the Company shall have consummated an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y) of this Section 8.5(b)(i)) (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) or (B) the Company and its Subsidiaries, taken as a whole, shall have consummated any transaction, or any series of transactions, providing for the sale of assets (including equity securities of any Subsidiaries of the Company) for aggregate consideration (including the assumption of any Indebtedness by any purchaser of such assets) of greater than $1.0 billion;

(ii) this Agreement is terminated by Parent pursuant to clause (a) of Section 8.4 (the section relating to a Change of Recommendation);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement); or

(iv)(y) the circumstance described in Section 8.5(b)(i)(y) has not occurred and, before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval) and (z) within eighteen (18) months of such termination the Company shall have consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), as a result of which the Stockholders shall be entitled to receive, either directly or indirectly, consideration (whether cash or otherwise) having an aggregate value of more than $4.50 per Share;

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (i)(z)(A) or the date, or dates, on which the Company consummates each sale of assets referred to in sub-clause (i)(z)(B) above, (B) in the case of clause (ii), no later than three (3) business days after the date of such termination, (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, and (D) in the case of clause (iv) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (iv)(z), pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (x) an amount equal to $27.5 million less any Parent Expenses previously paid by the Company with respect to the first $1.0 billion of any such asset sales and an additional $1.5 million with respect to each additional $100 million of any such asset sales during such eighteen (18) month period up to an aggregate of $2.5 billion of any such asset sales during such eighteen (18) month period, but in any event no greater than $50 million in the aggregate (including any Parent Expenses previously paid by the Company), if the Termination Fee becomes payable pursuant to Section 8.5(b)(i)(z)(B), (y) an amount equal to $16.3 million if the Termination Fee becomes payable pursuant to Section 8.5(b)(iv) and (z) an amount equal to $50 million less any Parent Expenses previously paid by the Company in all other circumstances.”

6. Additional Representations of the Company. The Company hereby represents and warrants to Merger Sub and Parent as follows:

Authority Relative to Amendment. The Company has all necessary corporate power and authority to execute and deliver this Amendment, and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) of the Merger Agreement are true and correct, adoption of this Agreement by the Company Requisite Vote, to perform its obligations hereunder. The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7. Additional Representations of Parent and Merger Sub. Parent and Merger Sub each hereby represent to the Company as follows:

Authority Relative to Amendment. No vote of holders of capital stock of Parent is necessary to approve this Amendment or the other transactions contemplated hereby. Concurrent with the execution and delivery of this Amendment, Parent has executed and delivered, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Merger Agreement as amended by this Amendment. Parent and Merger Sub have all necessary power and authority to execute and deliver this Amendment, and to perform their respective obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

8. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the

Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

9. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to August 13, 2010.

10. Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous and General) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

11. No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNEGY INC.

By	/S/ MARIO ALONSO
Name:	Mario Alonso
Title:	V.P. Corporate Development

DENALI PARENT INC.

By	/S/ DAVID FOLEY
Name:	David Foley
Title:	Chief Executive Officer

DENALI MERGER SUB INC.

By	/S/ DAVID FOLEY
Name:	David Foley
Title:	Chief Executive Officer

Annex B

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

CONFIDENTIAL

November 16, 2010

Board of Directors

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Members of the Board of Directors:

We understand that Dynegy Inc. (the “Company”), Denali Parent Inc. (“Buyer”) and Denali Merger Sub Inc. (“Merger Subsidiary”) propose to enter into Amendment No. 1 to the Agreement and Plan of Merger, dated November 16, 2010 (the “Amendment”), which amends the Agreement and Plan of Merger, dated August 13, 2010 (as amended by the Amendment, the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Buyer, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Buyer. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than the Excluded Shares (as defined in the Merger Agreement), shall be converted into the right to receive $5.00 per share in cash, without interest (as adjusted pursuant to the terms of the Merger Agreement, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Buyer is an affiliate of The Blackstone Group L.P.

We also understand that, pursuant to a Purchase and Sale Agreement, dated as of August 13, 2010 (the “NRG PSA”), by and between Merger Subsidiary and NRG Energy, Inc. (“NRG”), simultaneously with the closing of the Merger, the Company (as successor to Merger Subsidiary) will sell to NRG certain assets as set forth in the NRG PSA for $1.363 billion in cash, subject to a working capital adjustment (the “NRG Transaction”).

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, excluding Buyer, Merger Subsidiary, and any of their affiliates, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the Merger Agreement, the NRG PSA and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company, as updated to reflect current commodity pricing assumption and revised operating cost estimates;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on valuation multiples implied by the trading values of certain publicly traded companies that we deemed relevant;

8.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate;

9.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on multiples implied by certain publicly available transactions that we deemed relevant involving merchant generation companies;

10.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on premiums paid in certain publicly available transactions that we deemed relevant;

11.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Buyer and its legal advisors; and

12.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the most recent financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We acted as financial advisor to the Independent Director Committee of the Board of Directors of the Company in connection with the purchase by L.S. Power Associates, L.P. and certain of its affiliates (together, “LS Power”) of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $1.0135 billion in cash and the relinquishment of 245 million shares of Class B common stock of the Company by LS Power, announced in August 2009.

It is understood that this letter is for the information of the Board of Directors of the Company and is rendered to the Board of Directors of the Company in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Common Stock (excluding Buyer, Merger Subsidiary, and any of their affiliates) of the Consideration to be received by them from a financial point of view. We are also not expressing any opinion as to any aspect of the NRG Transaction. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock of the Company in the Merger or with respect to the fairness of any such compensation. We express no opinion as to the impact of the Merger or the NRG Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay its obligations when they come due. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors of the Company as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger or take any other action in respect of the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock (excluding Buyer, Merger Subsidiary, and any of their affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/S/ GREGORY G. RANDOLPH
Gregory G. Randolph
Managing Director

Annex C

PERSONAL AND CONFIDENTIAL

November 16, 2010

Board of Directors

Dynegy, Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Dynegy, Inc. (the “Company”) of the $5.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 13, 2010, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated November 16, 2010 (as amended, the “Agreement”), by and among the Company, Denali Parent Inc. (“BS Acquiror”) and Denali Merger Sub Inc., a wholly owned subsidiary of BS Acquiror (“Merger Sub”). We understand that, pursuant to a Purchase and Sale Agreement, dated as of August 13, 2010 (the “NRG PSA”), by and between Merger Sub and NRG Energy, Inc. (“NRG”), simultaneously with the closing of the Transaction (as defined below), the Company (as successor to Merger Sub) will sell to NRG 100% of the issued and outstanding membership interests of each of Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, each an indirect, wholly owned subsidiary of the Company, and certain other assets of the Company (the “NRG Transaction”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, NRG or any of their respective affiliates, The Blackstone Group L.P., an affiliate of BS Acquiror (“Blackstone”), or any of the affiliates and portfolio companies of Blackstone or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Independent Director Committee of the Board of Directors of the Company in connection with the dissolution of the Company’s power development joint venture with L.S. Power Associates, L.P. and its affiliates (together, “LS Power”) in December 2008 and as financial advisor to the Company in connection with the exchange of the Company’s interests in eight power generation facilities and Dynegy Sandy Creek Holdings, LLC and $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of a subsidiary of the Company, for cash and shares of Class B common stock of the Company relinquished by LS Power, announced in August 2009. We also have provided certain investment banking services to Blackstone and its affiliates and portfolio companies from time to time for which

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Board of Directors

Dynegy, Inc.

November 16, 2010

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our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the private placement by subsidiaries of The Nielsen Company B.V., a portfolio company of Blackstone, of 11 5/8% Senior Notes due 2014 ($330 million aggregate principal amount) in January 2009 and 11 1/2% Senior Notes due 2016 ($500 million aggregate principal amount) in April 2009; as co-manager in connection with the private placement by a subsidiary of Blackstone of 6.625% Senior Notes due 2019 ($600 million aggregate principal amount) in August 2009; as financial advisor to funds affiliated with Blackstone in connection with its purchase of Busch Entertainment Corporation in December 2009; as joint bookrunner in connection with the private placement by subsidiaries of Vanguard Health Systems, Inc., a portfolio company of Blackstone, of 8% Senior Notes due 2018 ($950 million aggregate principal amount) in January 2010 and 8% Senior Notes due 2018 ($225 million aggregate principal amount) in June 2010; as co-manager in connection with the private placement by Republic Services, Inc., a portfolio company of Blackstone, of 5.0% Senior Notes due 2020 ($850 million aggregate principal amount) and 6.20% Senior Notes due 2040 ($650 million aggregate principal amount) in March 2010; as financial advisor to funds affiliated with Blackstone in connection with the sale by the funds of equity interests in Merlin Entertainments Group, a portfolio company of Blackstone, in July 2010; as joint bookrunner in connection with the private placement by subsidiaries of Graham Packaging Company Inc., a portfolio company of Blackstone, of Senior Unsecured Notes due 2018 ($250 million aggregate principal amount) in September 2010; as joint bookrunner in connection with the private placement by subsidiaries of The Nielsen Company B.V. of 7.75% Senior Notes due 2018 ($750 million aggregate principal amount) in October 2010; and as joint bookrunner in connection with the private placement by subsidiaries of SunGard Data Systems, Inc., a portfolio company of Blackstone, of Senior Notes due 2018 ($500 million aggregate principal amount) in November 2010. We also have provided certain investment banking services to NRG and its affiliates from time to time. We may also in the future provide investment banking services to the Company, NRG and their respective affiliates and Blackstone and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the NRG PSA; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; the Definitive Proxy Statement of the Company on Schedule 14A, dated October 4, 2010; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company, as updated to reflect current commodity pricing assumptions and revised operating cost estimates (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the publicly traded debt securities of the Company and its subsidiaries; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the unregulated merchant power generation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

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Board of Directors

Dynegy, Inc.

November 16, 2010

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For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition of the Agreement or the NRG PSA the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $5.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the NRG PSA or the impact thereof, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $5.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction or any transaction entered into in connection therewith on the solvency or viability of the Company or BS Acquiror or the ability of the Company or BS Acquiror to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $5.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

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